Exhibit 99.1

El Pollo Loco Holdings, Inc. Announces

Fourth Quarter 2021 Financial Results

COSTA MESA, CA – March 10, 2022 – El Pollo Loco Holdings, Inc. (Nasdaq: LOCO) today announced financial results for the 13-week period ended December 29, 2021.

Highlights for the fourth quarter ended December 29, 2021 compared to the fourth quarter ended December 30, 2020 were as follows:

●	Total revenue was $109.0 million compared to $110.3 million.
●	System-wide comparable restaurant sales(1) increased 11.0%.
●	Income from operations was $8.4 million compared to $8.2 million.
●	Restaurant contribution(1) was $14.7 million, or 15.7% of company-operated restaurant revenue, compared to $15.3 million, or 15.8% of company-operated restaurant revenue.
●	Net income was $6.2 million, or $0.17 per diluted share, compared to net income of $5.5 million, or $0.15 per diluted share.
●	Pro forma net income(1) was $6.1 million, or $0.17 per diluted share, compared to $5.7 million, or $0.16 per diluted share.
●	Adjusted EBITDA(1) was $12.7 million, compared to $13.6 million.

(1)	System-wide comparable restaurant sales, restaurant contribution, pro forma net income and adjusted EBITDA are not presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are defined below under “Key Financial Definitions.” A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Larry Roberts, Chief Executive Officer and Interim Chief Financial Officer of El Pollo Loco Holdings, Inc., stated, “Despite ongoing external challenges, we posted solid results to close out 2021, exemplified by an 11.0% increase in system-wide comparable restaurant sales and earnings per share to $0.17. While January and February were negatively impacted by the Omicron surge, system comparable restaurant sales continued to grow and have strengthened, as the impact has waned in recent weeks.  As we look ahead, we are working on a number of initiatives that revolve around four key pillars – Culture, Brand Differentiation and Awareness, Customer Service, and Accelerated Development. We believe these strategic priorities will continue to strengthen our business and accelerate growth in 2022 and beyond.”

Fourth Quarter 2021 Financial Results

Company-operated restaurant revenue in the fourth quarter of 2021 decreased to $93.6 million, compared to $96.4 million in the fourth quarter of 2020, primarily due to $4.6 million attributed to the extra operating week in 2020. The Company's fourth quarter of 2021 included 13 weeks, compared to 14 weeks in the fourth quarter of 2020. In addition, company-operated restaurant revenue was negatively impacted in the fourth quarter of 2021 by a $2.5 million decrease in revenue from the eight company-operated restaurants sold by the Company to an existing franchisee during 2021. The decrease in company-operated restaurant sales was partially offset by a 6.2% increase in company-operated comparable restaurant sales, which consisted of an approximately 5.6% increase in average check size and a 0.6% increase in transactions. In addition, company-operated restaurant revenue was favorably impacted by $1.1 million of sales from restaurants opened during or after the fourth quarter of the prior year and $1.2 million from restaurants that were temporarily closed during the fourth quarter of 2020 due to the COVID-19 pandemic.

Franchise revenue in the fourth quarter of 2021 increased 12.6% to $15.3 million, compared to $13.9 million in the fourth quarter of 2020. This increase was primarily due to a 14.2% increase in franchise comparable restaurant sales, the opening of three new franchise restaurants and revenue generated from eight company-operated restaurants sold by the Company to an existing franchisee during or subsequent to the fourth quarter of 2020. The increase in franchise revenue was partially offset by the closure of two franchise locations during or subsequent to the same period of the prior year and $0.7 million in revenue attributed to the extra operating week during the fourth quarter of 2020.

Income from operations in the fourth quarter of 2021 was $8.4 million, compared to $8.2 million in the fourth quarter of 2020. Restaurant contribution was $14.7 million, or 15.7% of company-operated restaurant revenue, compared to $15.3 million, or 15.8% of company-operated restaurant revenue in the fourth quarter of 2020. The decrease in restaurant contribution was largely due to the impact of wage increases and higher operating costs, partially offset by the impact of higher menu prices and the sale of lower-performing company-owned restaurants to franchisees during 2021. Restaurant contribution is a non-GAAP measure defined below under "Key Financial Definitions."

General and administrative expenses in the fourth quarter of 2021 were $9.5 million, compared to $8.9 million in the fourth quarter of 2020. The increase of $0.6 million was due primarily to a $0.9 million increase in labor related costs, primarily related to an increase in estimated management bonus expense and a $0.3 million increase in legal and professional expenses. This general and administrative expenses increase was partially offset by a $0.6 million decrease in stock compensation expenses.

Net income for the fourth quarter of 2021 was $6.2 million, or $0.17 per diluted share, compared to net income of $5.5 million, or $0.15 per diluted share, in the fourth quarter of 2020. Pro forma net income was $6.1 million, or $0.17 per diluted share, during the fourth quarter of 2021, compared to $5.7 million, or $0.16 per diluted share, during the fourth quarter of 2020.

During the fourth quarter, the Company maintained its debt balance at $40.0 million and had $30.0 million in cash and cash equivalents as of December 29, 2021.

Subsequent Events

Appointment of CEO and Interim CFO:

On March 8, 2022, the Company’s Board of Directors appointed Mr. Roberts as Chief Executive Officer, President and a Class III director on the Board of Directors of the Company, effective March 9, 2022. Mr. Roberts will continue to serve as the Company’s interim Chief Financial Officer and as its principal executive officer, principal accounting officer and principal financial officer.

First Quarter 2022 Update

The COVID-19 pandemic has continued to have a significant impact on our business in the first quarter of 2022. As of February 23, 2022, year-to date system comparable restaurant sales increased 7.4% consisting of a 1.5% increase in company-owned restaurants and a 11.2% increase in franchise restaurants. In addition, through February 23, 2022, the company incurred approximately $2.2 million of COVID-19 related expenses, which were primarily due to leaves of absence and overtime pay. These costs have been declining during the first quarter as the number of COVID-19 cases continues to decrease in California. Commodity and labor inflation are expected to be approximately 18% and 6%, respectively, during the first quarter.

2022 Outlook

Due to the uncertainty surrounding the COVID-19 pandemic, the company is not yet providing a financial outlook for the year ending December 28, 2022. However, the company is providing the following expectations for 2022:

●	The opening of three to six new company-owned restaurants and six to ten new franchised restaurants.
●	Capital spend of $20.0 - $25.0 million
●	Pro forma income tax rate of 26.5%.

Key Financial Definitions

System-wide sales are neither required by, nor presented in accordance with, GAAP. System-wide sales are the sum of company-operated restaurant revenue and sales from franchised restaurants. The Company’s total revenue in the consolidated statements of operations is limited to company-operated restaurant revenue and franchise revenue from the Company’s franchisees. Accordingly, system-wide sales should not be considered in isolation or as a substitute for our results as reported under GAAP. Management believes that system-wide sales are an important figure for investors because they are widely used in the restaurant industry, including by our management, to evaluate brand scale and market penetration.

Comparable restaurant sales reflect the change in year-over-year sales for the comparable company, franchised and total system restaurant base. The comparable restaurant base is defined to include those restaurants open for 15 months or longer and excludes restaurants that were closed during the applicable period. At December 29, 2021, there were 183 restaurants in our comparable company-operated restaurant base and 458 restaurants in our comparable system restaurant base.

Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with, GAAP. Restaurant contribution is defined as company-operated restaurant revenue less company restaurant expenses, which are food and paper costs, labor and related expenses, and occupancy and other operating expenses. Restaurant contribution excludes certain costs, such as general and administrative expenses, depreciation and amortization, asset impairment and closed-store reserves, loss on sale of restaurants, recovery of securities lawsuits related legal expenses and other costs that are considered normal operating costs. Accordingly, restaurant contribution is not indicative of overall Company results and does not accrue directly to the benefit of shareholders because of the exclusion of certain corporate-level expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of net company-operated restaurant revenue. See also “Non-GAAP Financial Measures.”

EBITDA and adjusted EBITDA are neither required by, nor presented in accordance with, GAAP. EBITDA represents net income before interest expense, provision for income taxes, depreciation, and amortization, and adjusted EBITDA represents EBITDA before items that we do not consider representative of our underlying operating performance, as identified in the GAAP reconciliation in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Pro forma net income is neither required by, nor presented in accordance with, GAAP. Pro forma net income represents net income adjusted for (i) costs (or gains) related to loss (or gains) on disposal of assets or assets held for sale and asset impairment and closed store costs reserves, (ii) amortization expense and other estimate adjustments (whether expense or income) incurred on the Tax Receivable Agreement (“TRA”) completed at the time of our IPO, (iii) legal costs associated with securities class action litigation, (iv) extraordinary legal settlement costs, (v) insurance proceeds received related to securities class action legal expenses and (vi) provision for income taxes at a normalized tax rate of 26.5% for the thirteen and fifty-two weeks ended December 29, 2021 and fourteen and fifty-three weeks ended December 30, 2020, which reflects our estimated long-term effective tax rate, including both federal and state income taxes (excluding the impact of the income tax receivable agreement and valuation allowance) and applied after giving effect to the foregoing adjustments. See the GAAP reconciliation in the accompanying financial data and “Non-GAAP Financial Measures.”

Conference Call

The Company will host a conference call to discuss financial results for the fourth quarter of 2021 today at 4:30 PM Eastern Time. Larry Roberts, Chief Executive Officer and Interim Chief Financial Officer will host the call.

The conference call can be accessed live over the phone by dialing 201-493-6780.  A replay will be available after the call and can be accessed by dialing 412-317-6671; the passcode is 13727190. The replay will be available until Thursday, March 24, 2022. The conference call will also be webcast live from the Company’s corporate website at

investor.elpolloloco.com under the “Events & Presentations” page. An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.

About El Pollo Loco

El Pollo Loco (Nasdaq:LOCO) is the nation’s leading fire-grilled chicken restaurant chain renowned for its masterfully citrus-marinated, fire-grilled chicken and handcrafted entrees using fresh ingredients inspired by Mexican recipes. With more than 475 company-owned and franchised restaurants in Arizona, California, Nevada, Texas, Utah, and Louisiana, El Pollo Loco is expanding its presence in key markets through a combination of company and existing and new franchisee development. Visit us on our website at ElPolloLoco.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements because they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include our 2022 outlook and statements regarding our ability to improve growth and profitability as businesses reopen and economic activity resumes from the impacts of COVID-19, as well as our ongoing business intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, sales levels, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those that we expected.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties that could cause outcomes to differ materially from our expectations. These factors include, but are not limited to: the impact of the COVID-19 pandemic on our company, our employees, our customers, our partners, our industry and the economy as a whole, as well as our franchisees’ ability to maintain operations in their individual restaurants; our ability to open new restaurants in existing and new markets and to expand our franchise system, including difficulty in finding sites and in negotiating acceptable leases; our ability to compete successfully with other quick-service and fast casual restaurants; vulnerability to changes in consumer preferences and political and economic conditions; our ability to attract, develop, assimilate and retain employees; vulnerability to conditions in the greater Los Angeles area; vulnerability to natural disasters given the geographic concentration and real estate intensive nature of our business; changes to food and supply costs, especially for chicken; social media and negative publicity, whether or not valid, and our ability to respond to and effectively manage the impact of social media; our ability to continue to expand our digital business, delivery orders and catering; and other risks set forth in our filings with the Securities and Exchange Commission from time to time, including under Item 1A, Risk Factors in our annual report on Form 10-K for the year ended December 30, 2020, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission, all of which are or will be available online at www.sec.gov.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the ways that we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures which include supplemental measures of operating performance of our restaurants. Our calculations of supplemental measures and other non-GAAP financial measures indicated above may not be comparable to those reported by other companies. These measures have limitations as analytical tools, and are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. We use non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons and to evaluate our restaurants’ financial performance against our competitors’ performance. We believe that they provide useful information about operating results, enhance understanding of past performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. These non-GAAP financial measures may also assist investors in evaluating our business and performance relative to industry peers and provide greater transparency with respect to the Company’s financial condition and results of operation.

Investor Contact:

Fitzhugh Taylor, ICR

fitzhugh.taylor@icrinc.com

714-599-5200

Media Contact:

Hanna Gray, Edible

hannah.gray@edible-inc.com

323-202-1477

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share data)

	Thirteen Weeks Ended				Fifty-Two Weeks Ended
	December 29, 2021		December 30, 2020		December 29, 2021		December 30, 2020
	$	%	$	%	$	%	$	%
Revenue:
Company-operated restaurant revenue	$93,616	85.9	$96,447	87.4	$394,733	86.9	$374,064	87.8
Franchise revenue	8,810	8.1	7,856	7.1	33,729	7.4	29,418	6.9
Franchise advertising fee revenue	6,531	6.0	6,038	5.5	25,901	5.7	22,605	5.3
Total revenue	108,957	100.0	110,341	100.0	454,363	100.0	426,087	100.0
Costs of operations:
Food and paper cost (1)	25,423	27.2	25,417	26.4	104,394	26.4	98,774	26.4
Labor and related expenses (1)	30,248	32.3	31,247	32.4	120,308	30.5	114,455	30.6
Occupancy and other operating expenses (1)	23,269	24.8	24,555	25.5	97,557	24.7	92,422	24.7
Gain on recovery of insurance proceeds, lost profits (1)	—	—	—	—	—	—	(2,000)	(0.5)
Company restaurant expenses (1)	78,940	84.3	81,219	84.3	322,259	81.6	303,651	81.2
General and administrative expenses	9,498	8.7	8,885	8.1	39,852	8.8	35,918	8.4
Legal settlements	—	—	—	—	—	—	2,566	0.6
Franchise expenses	8,374	7.7	7,651	6.9	32,831	7.2	28,761	6.8
Depreciation and amortization	3,637	3.3	4,249	3.9	15,176	3.3	16,878	4.0
Loss on disposal of assets	95	0.1	33	0.0	289	0.1	189	0.0
Recovery of securities lawsuits related legal expenses and other insurance claims	—	—	—	—	—	—	(123)	(0.0)
Impairment and closed-store reserves	(5)	(0.0)	76	0.1	1,087	0.2	4,691	1.1
Loss on disposition of restaurants	—	—	—	—	1,534	0.3	—	—
Total expenses	100,539	92.3	102,113	92.5	413,028	90.9	392,531	92.1

Income from operations	8,418	7.7	8,228	7.5	41,335	9.1	33,556	7.9
Interest expense, net of interest income	425	0.4	709	0.7	1,824	0.4	3,292	0.8
Income tax receivable agreement expense	126	0.1	113	0.1	58	0.0	139	0.0
Income before provision for income taxes	7,867	7.2	7,406	6.7	39,453	8.7	30,125	7.1
Provision for income taxes	1,688	1.5	1,951	1.8	10,332	2.3	5,651	1.3
Net income	$6,179	5.7	$5,455	4.9	$29,121	6.4	$24,474	5.7
Net income per share:
Basic	$0.17		$0.15		$0.81		$0.70
Diluted	$0.17		$0.15		$0.80		$0.68
Weighted average shares used in computing net income per share:
Basic	36,104,828		35,762,655		35,973,892		35,193,325
Diluted	36,409,186		36,290,666		36,446,756		35,796,406

(1)	Percentages for line items relating to cost of operations and company restaurant expenses are calculated with company-operated restaurant revenue as the denominator. All other percentages use total revenue.

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED SELECTED BALANCE SHEETS AND SELECTED OPERATING DATA

(dollar amounts in thousands)

	As of
	December 29, 2021	December 30, 2020
Selected Balance Sheet Data:
Cash and cash equivalents	$30,046	$13,219
Total assets	613,786	605,221
Total debt	40,000	62,800
Total liabilities	303,163	327,643
Total stockholders’ equity	310,623	277,578

	Fifty-Two Weeks Ended
	December 29, 2021	December 30, 2020
Selected Operating Data:
Company-operated restaurants at end of period	189	196
Franchised restaurants at end of period	291	283
Company-operated:
Comparable restaurant sales growth (decline)	7.6%	(3.0)%
Restaurants in the comparable base	187	190

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF SYSTEM-WIDE SALES TO COMPANY-OPERATED RESTAURANT REVENUE AND TOTAL REVENUE

(in thousands)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
(Dollar amounts in thousands)	December 29, 2021	December 30, 2020	December 29, 2021	December 30, 2020
Company-operated restaurant revenue	$93,616	$96,447	$394,733	$374,064
Franchise revenue	8,810	7,856	33,729	29,418
Franchise advertising fee revenue	6,531	6,038	25,901	22,605
Total Revenue	108,957	110,341	454,363	426,087
Franchise revenue	(8,810)	(7,856)	(33,729)	(29,418)
Franchise advertising fee revenue	(6,531)	(6,038)	(25,901)	(22,605)
Sales from franchised restaurants	145,745	135,105	578,497	505,559
System-wide sales	$239,361	$231,552	$973,230	879,623

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(in thousands)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 29, 2021	December 30, 2020	December 29, 2021	December 30, 2020
Adjusted EBITDA:
Net income, as reported	$6,179	$5,455	$29,121	$24,474
Provision for income taxes	1,688	1,951	10,332	5,651
Interest expense, net	425	709	1,824	3,292
Depreciation and amortization	3,637	4,249	15,176	16,878
EBITDA	$11,929	$12,364	$56,453	$50,295
Stock-based compensation expense (a)	284	923	3,220	3,093
Loss on disposal of assets (b)	95	33	289	189
Recovery of securities lawsuits related legal expense and other insurance claims (c)	—	—	—	(123)
Impairment and closed-store reserves (d)	(5)	76	1,087	4,691
Loss on disposition of restaurants (e)	—	—	1,534	—
Income tax receivable agreement expense (f)	126	113	58	139
Securities class action legal expense (g)	239	77	495	604
Legal settlements (h)	—	—	—	2,566
Pre-opening costs (i)	39	31	259	141
Adjusted EBITDA	$12,707	$13,617	$63,395	$61,595

(a)	Includes non-cash, stock-based compensation.

(b)	Loss on disposal of assets includes the loss on disposal of assets related to retirements and replacement or write-off of leasehold improvements or equipment.

(c)	During the year ended December 30, 2020, we received insurance proceeds of $0.1 million related to a property claim.

(d)	Includes costs related to impairment of long-lived and right-of-use (“ROU’) assets and closing restaurants. During the quarter and year ended December 29, 2021, we recorded non-cash impairment charges of less than $0.1 million and $0.7 million, respectively, primarily related to the carrying value of the ROU assets of one restaurant in Texas closed in 2019, the ROU assets of one restaurant in California closed during the year, and the long-lived assets of three restaurants in California.

During the quarter and year ended December 30, 2020, we recorded non-cash impairment charges of less than $0.1 million and $3.5 million, respectively, primarily related to the carrying value of the ROU assets of one restaurant in Texas and the long-lived assets of four restaurants in California.

During the quarter and year ended December 29, 2021, we recognized less than $0.1 million and $0.4 million, respectively, of closed-store reserve expense related to the amortization of ROU assets, property taxes and common area maintenance (“CAM”) payments for our closed locations. During the quarter and year ended December 30, 2020, we recognized less than $0.1 million and $1.2 million, respectively, of closed-store reserve expense, primarily related to the amortization of ROU assets, property taxes and CAM payments for our closed locations.

(e)	During the year ended December 29, 2021, we completed the sale of our eight restaurants within the Sacramento area to an existing franchisee. This sale resulted in cash proceeds of $4.6 million and a net loss on sale of restaurants of $1.5 million for the year ended December 29, 2021.

(f)	On July 30, 2014, we entered into the TRA. This agreement calls for us to pay to our pre-IPO stockholders 85% of the savings in cash that we realize in our taxes as a result of utilizing our net operating losses and other tax attributes attributable to preceding periods. For the quarter and year ended December 29, 2021 and December 30, 2020, income tax receivable agreement expense consisted of the amortization of interest expense and changes in estimates for actual tax returns filed, related to our total expected TRA payments.

(g)	Consists of costs and recoveries related to the defense of securities lawsuits. During the year ended December 29, 2021, we received $0.5 million in insurance proceeds, net of legal expenses, related to the derivative complaint.

(h)	Includes amounts incurred related to the payment of the final settlement amounts for multiple wage and hour class action suits.

(i)	Pre-opening costs are a component of general and administrative expenses, and consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including management labor costs, staff labor costs during training, food and supplies used during training, marketing costs, and other related pre-opening costs. These are generally incurred over the three to five months prior to opening. Pre-opening costs also include occupancy costs incurred between the date of possession and the opening date for a restaurant.

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF NET INCOME TO PRO FORMA NET INCOME

(dollar amounts in thousands, except share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 29, 2021	December 30, 2020	December 29, 2021	December 30, 2020
Pro forma net income:
Net income, as reported	$6,179	$5,455	$29,121	$24,474
Provision for taxes, as reported	1,688	1,951	10,332	5,651
Income tax receivable agreement expense	126	113	58	139
Loss on disposal of assets	95	33	289	189
Recovery of securities lawsuits related legal expense and other insurance claims	—	—	—	(123)
Impairment and closed-store reserves	(5)	76	1,087	4,691
Loss on disposition of restaurants	—	—	1,534	—
Securities lawsuits related legal expenses	239	77	495	604
Legal settlements	—	—	—	2,566
Provision for income taxes	(2,205)	(2,042)	(11,373)	(10,121)
Pro forma net income	$6,117	$5,663	$31,543	$28,070
Pro forma weighted-average share and per share data:
Pro forma net income per share
Basic	$0.17	$0.16	$0.88	$0.80
Diluted	$0.17	$0.16	$0.87	$0.78
Weighted-average shares used in computing pro forma net income per share
Basic	36,104,828	35,762,655	35,973,892	35,193,325
Diluted	36,409,186	36,290,666	36,446,756	35,796,406

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF INCOME FROM OPERATIONS TO RESTAURANT CONTRIBUTION

(dollar amounts in thousands)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 29, 2021	December 30, 2020	December 29, 2021	December 30, 2020
Restaurant contribution:
Income from operations	$8,418	$8,228	$41,335	$33,556
Add (less):
General and administrative expenses	9,498	8,885	39,852	35,918
Legal settlements	—	—	—	2,566
Franchise expenses	8,374	7,651	32,831	28,761
Depreciation and amortization	3,637	4,249	15,176	16,878
Loss on disposal of assets	95	33	289	189
Franchise revenue	(8,810)	(7,856)	(33,729)	(29,418)
Franchise advertising fee revenue	(6,531)	(6,038)	(25,901)	(22,605)
Recovery of securities lawsuits related legal expenses and other insurance claims	—	—	—	(123)
Impairment and closed-store reserves	(5)	76	1,087	4,691
Loss on sale of restaurants	—	—	1,534	—
Restaurant contribution	$14,676	$15,228	$72,474	$70,413

Company-operated restaurant revenue:
Total revenue	$108,957	$110,341	$454,363	$426,087
Less:
Franchise revenue	(8,810)	(7,856)	(33,729)	(29,418)
Franchise advertising fee revenue	(6,531)	(6,038)	(25,901)	(22,605)
Company-operated restaurant revenue	$93,616	$96,447	$394,733	$374,064

Restaurant contribution margin (%)	15.7%	15.8%	18.4%	18.8%